Press Release

FOR IMMEDIATE RELEASE

Contact: Sandra Novick
Director of Marketing
(631)537-1001, ext. 263

BRIDGE BANCORP, INC. ANNOUNCES YEAR END RESULTS OF OPERATIONS

Bridge Continues Trend of Record Earnings

(Bridgehampton, NY — January 20, 2004) Bridge Bancorp, Inc. (the “Company”) (NASDAQ/OTC: BDGE), the holding company of The Bridgehampton National Bank (the “Bank”), announced the results of operations for the year ended December 31, 2003. The Company continued its trend of record earnings posting net income of $9,598,000 or $2.30 per diluted share, a 12.7% increase in net income over $8,517,000 or $2.05 per diluted share in 2002. Performance ratios, including return on average equity of 22.58% and return on average assets of 1.91% in 2003, continues Bridge Bancorp, Inc.‘s ranking among top performing banks nationwide. Total assets grew 10.3% over the prior year end, fueled by deposit growth of 12.5%.

Net Income for the three months ended December 31, 2003 totaled $2,227,000, a 4.0% increase over earnings of $2,141,000 for same period last year.

Thomas J. Tobin, President and Chief Executive Officer, commented on the Company’s year-end results, “Our Company’s results reflect the consistently high level of financial performance that we strive to maintain. The low interest rate environment put continued pressure on our net interest margin during 2003 with little relief anticipated as we enter 2004.

“Our recent purchase of real property in Westhampton demonstrates our commitment to traditional growth through branch expansion. However, we continue to explore new revenue streams. Bridge Abstract, our title insurance subsidiary, completed its first full fiscal year of operations in 2003. We are encouraged by its results, producing gross revenues of $342,000 during the year, and are optimistic about its potential for future contributions to the Company.” Mr. Tobin continued, “Total loans increased 10.0%. Credit risk continues to remain low as loan quality remains strong. Our periodic analysis of credit risk did not necessitate additional reserves for loan losses in 2003.

“In 2004, we plan to limit extension risk by not chasing yield on the asset side and by remaining cognizant of repositioning assets as the interest rate environment shifts. We maintain our commitment to prudent underwriting standards and sensible pricing in our loan portfolio. Should rates begin to rise, we expect margin compression in the near term; however, we anticipate that our balance sheet will benefit over time from a prolonged rising rate environment.

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“In December, we declared a special dividend in addition to our regular quarterly dividend. Despite the payment of this special dividend, capital remains at a level sufficient to support planned expansion and growth. In addition, we also will continue to pursue opportunities to buy back shares under our announced stock repurchase program.”

Mr. Tobin commented further, “The Company continued to benefit from enhanced operational efficiencies, achieving an efficiency ratio of 46.3%, while maintaining our focus on opportunities for long-term growth.”

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on April 19, 2004 at 10:30 a.m., in the Community Room, Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

The Bridgehampton National Bank is the oldest independent commercial bank headquartered on the South Fork of Long Island. The Bank operates retail branches in Bridgehampton, East Hampton, Greenport Village, Hampton Bays, Mattituck, Montauk, Peconic Landing in Greenport, Sag Harbor, Southampton, Southampton Village, and Southold. The Bridgehampton National Bank is locally directed and managed and is a member of the Independent Bankers Association of America, the Independent Bankers Association of New York State and the Federal Deposit Insurance Corporation. Bridgehampton National Bank is an Equal Housing Lender and an Equal Opportunity Employer.

Please see the attached Five Year Summary of Operations for selected financial data.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects”, “believes,” “should”,“plans”, “anticipates”, “will”, “potential”, “could”, “intend”, “may”, “outlook”, “predict”, “project”, “would”, “estimates”, and variations of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including with respect to earnings growth [on both accounting principles generally accepted in the United States of America (“GAAP”) and cash basis]; revenue growth in retail banking, lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from services and product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, prevailing economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality and composition of the Bank’s loan and investment portfolios, changes in management’s business strategies, changes in accounting principles, policies or guidelines, changes in real estate values and other economic, competitive, governmental, regulatory and technological factors affecting the Bank’s operations, markets, products, services and prices. The forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

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Five-Year Summary of Operations
(In thousands, except per share data and financial ratios)

Set forth below are selected consolidated financial and other data of the Company.  The Company's business is primarily the business of the Bank.  This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company.

December 31,                                   2003     2002       2001     2000     1999
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Selected Financial Data:
Securities available for sale              $195,341  $182,416   $127,102 $115,537  $ 85,679
Securities held to maturity                  14,396    11,023     16,159   11,314    12,290
Loans, net                                  271,044   246,094    213,113  198,992   168,899
Total assets                                511,613   463,986    393,523  354,642   300,044
Total deposits                              457,159   406,409    357,155  313,379   274,322
Total stockholders' equity                   42,794    39,971     32,861   28,788    23,672

Year Ended December 31,
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Selected Operating Data:
Total interest income (including fee income) $25,968   $26,486   $ 27,009 $ 25,458  $ 21,056
Total interest expense                         2,601     4,490      7,868    8,753     6,135
                                            --------------------------------------------------------
Net interest income                           23,367    21,996     19,141   16,705    14,921
Provision for loan losses                          -       220        323      105       420
                                            --------------------------------------------------------
Net interest income after provision
      for loan losses                         23,367    21,776     18,818   16,600    14,501
Total other income                             4,716     3,405      2,419    1,734     2,264
Total other expenses                          12,997    11,942     11,198   10,234     9,611
                                            --------------------------------------------------------
Income before income taxes                    15,086    13,239     10,039    8,100     7,154
Provision for income taxes                     5,488     4,722      3,292    2,464     2,387
                                            --------------------------------------------------------
Net income                                    $9,598   $ 8,517    $ 6,747  $ 5,636   $ 4,767
                                            ========================================================

December 31,
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Selected Financial Ratios and Other Data:
Return on average equity                      22.58%    23.93%     21.41%   22.41%    20.75%
Return on average assets                       1.91%     1.90%      1.73%    1.62%     1.60%
Equity to assets                               8.36%     8.61%      8.35%    8.12%     7.89%
Dividend payout ratio  (1)                    50.96%    29.57%     34.27%   36.83%    37.47%
Diluted earnings per share                    $2.30     $2.05      $1.60    $1.32     $1.11
Basic earnings per share                      $2.32     $2.07      $1.61    $1.33     $1.12
Cash dividends declared per common share (1)  $1.18     $0.61      $0.55    $0.49     $0.42

(1) On December 15, 2003, the Company declared a special dividend of approximately $1,660,000, or $0.40 per share.